Exhibit 99(ii)


 CONTACT:
                                             James C. Rowan Jr.
                                             Office:  (860) 722-5180

FOR IMMEDIATE RELEASE

                       HSB GROUP, INC. DECLARES DIVIDEND

HARTFORD, Conn., July 26, 1999 - The Board of Directors of HSB Group, Inc. (NYSE-HSB) today voted to increase the regular quarterly dividend from 42 cents to 44 cents per share. The increased dividend will be payable on October 28, 1999, to shareholders of record at the close of business on October 11, 1999. This marks the 34th consecutive year that shareholders have received a higher dividend payment and the 129th consecutive year in which Hartford Steam Boiler has paid a dividend, one of the longest records of the New York Stock Exchange.